Confidential	Page 1	11/3/20065/19/2008

Dr. Joseph Cummins DVM, Ph.D.
Chief Executive Officer
Amarillo Biosciences Inc.
4134 Business Park Drive
Amarillo, TX 79110-4225

RE: Private Placement of Securities of Amarillo Biosciences, Inc.
(ENGAGEMENT LETTER)

Dr. Cummins,

This letter (the “Engagement Letter” or the “Agreement”) confirms our understanding that Amarillo Biosciences, Inc. (AMAR) (Together with its affiliates and subsidiaries, if any, "AMAR" or the "Company") has engaged MidSouth Capital, Inc. and or Growth Capital Partners, LLC (together the “Agent”) to act, on a non-exclusive basis, as a placement agent ("Placement Agent") of the Company in connection with a best efforts private placement offering of the Company's Preferred or Common Stock (the "Placement" or “Offering”). This letter will confirm our acceptance and set forth the terms of the engagement agreed to between Agent and the Company. Agent represents and agrees that in presenting the Company to potential investors, Agent will use only the Information available from generally recognized public sources, and such other written documents or disclosures as may be re-approved by the Company in writing.

1. Information. In connection with the Placement Agent’s activities hereunder, the Company will furnish Agent with all material and information regarding the business and financial condition of the Company (the "Information"). The Company represents and warrants that all Information, including but not limited to the Company’s financial statements, will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading. The Company recognizes and confirms that the Placement Agent: (i) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this letter without having independently verified the same; (ii) is authorized as the Company's financial advisor and placement agent to transmit to any prospective investor a copy or copies, forms of purchase agreements and any other legal documentation supplied to the Placement Agent for transmission to any prospective investor by or on behalf of the Company or by any of the Company's officers, representatives or agents, in connection with the performance of the Placement Agent’s services hereunder or any transaction contemplated hereby; (iii) does not assume responsibility for the accuracy or completeness of the Information and such other information; (iv) will not make an appraisal of any assets of the Company; and (v) retains the right to continue to perform due diligence during the course of the engagement. The Placement Agent agrees to keep the Information confidential and will not make use thereof, except in connection with services hereunder for the Company, unless; (i) disclosure is required by law or requested by any government, regulatory or self-regulatory agency or body in which event the Placement Agent will provide the Company with reasonable advance notice of such proposed disclosure; (ii) any Information is or becomes generally available to the public; or (iii) any Information was or becomes available to the Placement Agent on a non-confidential basis from a source other than the Company or any of its representatives.

2. Fees and Compensation. As compensation for services rendered and to be rendered hereunder by Agent, the Company agrees to pay Agent as follows:

An amount in cash equal to:

a.) Seven percent (7%) of the principal amount sold to any investors identified or introduced by Placement Agent, with all such sums payable at the time of each closing of the Placement ("Placement Fee").

1050 Crown Pointe Parkway, Suite 200, Atlanta GA 30338
Fax: 770-804-0196 Phone: David Coherd at 770-804-3105 Robert Rosenstein at 770-804-3104

Confidential	Page 2	11/3/20065/19/2008

b.) The Company will issue to Agent a warrant (the “Warrant”) to purchase shares of the Company's Common Stock equal to Seven percent (7%) of the number of common shares ("Shares") to be issued on an as converted basis in the Placement. Such Warrant will be issued pursuant to a Warrant Agreement to be signed by Agent and the Company, which agreement shall provide, among other things, that the Warrant shall be exercisable at an exercise price equal to 110% of the price at which the Shares are sold to investors in the Placement or in the case of a convertible structure shall be determined by the closing price at the time of closing, to be defined as the 10 day VWAP for the company’s common stock on the day prior to closing, but in either case, no less than the price of the common stock on the day prior to closing date; shall expire five (5) years from the date of issuance, include registration rights at the time that all shares issued in this Placement are registered, and provisions for cashless exercise and such other terms as are normal and customary for warrants of this type. Should a registration statement covering the common shares underlying the Warrants described herein be effective at time of exercise, then Warrants shall be exercised according to the Cash provision contained in the Warrant.

c.) N/A.

d) Notwithstanding any termination of this Engagement Letter pursuant to the terms hereof or otherwise, the obligation to pay the Fees and Compensation described in Section 2, if any, shall survive any termination or expiration of the Agreement. It is expressly understood and agreed by the parties hereto that any private financing of equity or debt or other capital raising activity of the Company within Twenty Four (24) months of the termination or expiration of the Agreement, with any investors or lenders to whom the Company was introduced by the Agent or who was contacted by the Agent while the Agreement was in effect and disclosed to the Company in writing (such list to be communicated to the Company each time 15 new Investors have been contacted) shall result in such fees and compensation due and payable by the Company to Agent under the same terms of Section 2 above. Written Company approval is required for Agent to contact more than 45 investors and lenders. Any investors or lenders previously contacted by other Finders or Agents of the Company are excluded from the provisions of this agreement and the company shall provide a list of such investors or lenders upon execution of this document. Upon completion of the Offering, any future renegotiation, restructuring, revision or other amendment of such Offering by and between the Company and the investors in such Offering within Twenty Four (24) months which results in the receipt of any net new funds by the Company from such investor(s) shall be deemed to be a new financing and shall result in additional fees and compensation due and payable by the Company to Agent under the terms of Section 2 above

3. Certain Placement Procedures. The Company and the Placement Agent each represents to the other that it has not taken, and the Company and the Placement Agent each agrees with the other that it will not take any action, directly or indirectly, so as to cause the Placement to fail to be entitled to rely upon the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the "Act") or other appropriate exemption. In effecting the Placement, the Company and the Placement Agent each agrees to comply in all material respects with applicable provisions of the Act and any regulations there under and any applicable state laws and requirements. The Company agrees that any representations and warranties made by it to any investor in the Placement shall be deemed also to be made to the Placement Agent for its benefit. The Company agrees that it shall cause any opinion of its counsel delivered to any investors in the Placement also to be addressed and delivered to the Placement Agent, or to cause such counsel to deliver to the Placement Agent a letter authorizing it to rely upon such opinion. Upon completion of the Placement, all shares placed by the Placement Agent will be deposited into an Agent client account for the benefit of each investor.

4. Indemnification. The Company agrees to indemnify Agent and related persons in accordance with the following: The provisions of which are incorporated herein in their entirety. In consideration of your agreement to act on our behalf in connection with such matters, we agree to indemnify and hold harmless you and your affiliates and you and their respective officers, directors, employees and agents and each other person, if any, controlling you or any of your affiliates (you and each such other person being an "Indemnified Person") from and against any losses, claims, damages or liabilities related to, arising out of or in connection with the engagement (the "Engagement") under the Engagement Letter, and will reimburse each Indemnified Person for all expenses (including reasonable fees and expenses of counsel) as they are incurred in connection with investigating, preparing, pursuing or defending any action, claim, suit, investigation or proceeding related to, arising out of or in connection with the Engagement, whether or not pending or threatened and whether or not any Indemnified Person is a party. We will not, however, be responsible for any losses, claims, damages or liabilities (or expenses relating thereto) that are finally judicially determined to have resulted from the bad faith or gross negligence of any Indemnified Person. We also agree that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to us for or in connection with the Engagement except for any such liability for losses, claims, damages or liabilities incurred by us that are finally judicially determined to have resulted from the bad faith or gross negligence of such Indemnified Person.
1050 Crown Pointe Parkway, Suite 200, Atlanta GA 30338
Fax: 770-804-0196 Phone: David Coherd at 770-804-3105 Robert Rosenstein at 770-804-3104

Confidential	Page 3	11/3/20065/19/2008

We will not, without your prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes a release of each Indemnified Person from any liabilities without payment by such person arising out of such action, claim, suit or proceeding. No Indemnified Person seeking indemnification, reimbursement or contribution under this agreement will, without our prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding referred to in the preceding paragraph.

If the indemnification provided for in the paragraph 4 of this Engagement Letter is judicially determined to be unavailable (other than in accordance with the third sentence of the first paragraph hereof of paragraph 4) to an Indemnified person in respect of any losses, claims, damages or liabilities referred to herein, then, in lieu of indemnifying such Indemnified Person hereunder, we shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (and expense relating thereto) (i) in such proportion as is appropriate to reflect the relative benefits to you, on the one hand, and us, on the other hand, of the Engagement or (ii) if the allocation provided by clause (i) above is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of each of you and us, as well as any other relevant equitable considerations; provided, however, in no event shall your aggregate contribution to the amount paid or payable exceed the aggregate amount of fees actually received by you under the Engagement Letter. For the purposes of this agreement, the relative benefits to us and you of the Engagement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid or received or contemplated to be received by us or our shareholders, as the case may be, in the transaction or transactions that are the subject of, whether or not any such transaction is consummated, bears to (b) the fees paid to you in connection with the Placement.

5. Termination; Survival of Provisions. This Agreement may be terminated by the Placement Agent or the Company at any time upon thirty (30) days prior written notice to the other party, provided, however, that: (a) any termination or completion of the Agents engagement hereunder shall not affect the Company's obligation to indemnify Agent as provided in the indemnification section referred to above and (b) any termination by the Company of Agent's engagement hereunder shall not affect the Company's obligation to pay fees to the extent provided for in Section 2 herein; and (c) any termination by Agent of Agents engagement hereunder shall not affect the Company's obligation to pay fees and reimburse the expenses accruing prior to such termination to the extent provided for herein. All such fees and reimbursements due the Placement Agent, shall be paid to the Placement Agent on or before the Termination Date (in the event such fees and reimbursements are earned or owed as of the Termination Date) or upon the closing of the Placement or any applicable portion thereof (in the event such fees are due pursuant to the terms of Section 2 hereof).

6. Governing Law; Amendment; Headings. This Agreement and all controversies arising from and relating to performance under this agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without giving effect to such state's rules concerning conflicts of laws. This Agreement may not be modified or amended except in writing duly executed by the parties hereto. The section headings in this Agreement have been inserted as a matter of convenience of reference and are not part of this Agreement.

7. Nondisclosure of Confidential Information. Agent and the Company mutually agree that they will not disclose any confidential information received from the other party to others except with the written permission of the other party or as such disclosure may be required by law. Agent has been retained under this agreement as an independent contractor with duties owed solely to the Company. The advice, written or oral, rendered by Agent pursuant to this Agreement is intended solely for the benefit and use of the Company in considering the matters to which this agreement relates, and the Company agrees that such advice may not be relied upon by any other person, used for any other purpose, reproduced, disseminated, or referred to at any time, in any manner or for any purpose, nor shall any public references to Agent be made by the Company, without the prior written consent of Agent, which consent shall not be unreasonably withheld.
1050 Crown Pointe Parkway, Suite 200, Atlanta GA 30338
Fax: 770-804-0196 Phone: David Coherd at 770-804-3105 Robert Rosenstein at 770-804-3104

Confidential	Page 4	11/3/20065/19/2008

8. Successors and Assigns. The benefits of this Agreement shall inure to the parties hereto, their respective successors and assigns and to the indemnified parties hereunder and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the parties hereto and their respective successors and assigns. Notwithstanding anything contained herein to the contrary, neither the Placement Agent nor the Company shall assign to an unaffiliated third party any of its obligations hereunder.

9. Press Announcements. The Company agrees that the Agent shall, upon a successful transaction, have the right to advertisements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder, provided that Agent shall submit a copy of any such advertisement to the Company for its approval by the CEO, such approval not to be unreasonably withheld.

  10. Counterparts. For the convenience of the parties, this Agreement may be executed in any number of counterparts, each of which shall be, and shall be deemed to be, an original instrument, but all of which taken together shall constitute one and the same Agreement.

If the terms of our engagement as set forth in this letter are satisfactory to you, please sign and date the enclosed copy of this letter and send back to us. If this agreement is not executed by both parties within ten (10) days from its date, it shall cease to be a valid offer to assist and represent the Company.

2. (d) AMAR Investor and Lender List

Platinum Partners
Chrisitis Healthcare
Mountain Capital
La Joya Cove
Tejas Holdings
CCCM Group
Stone Investment Trust
A Street Capital
Fusion Capital
Platinum Partners
Trinity Financing Investments
Richard Cohen
Golden Gate Investors
La Joya Cove Investors
Dutchess Advisors
Utek, Inc.
Scarborough Capital
Cornell Capital
Century Management
Amarillo Bioscience, Inc. shareholders of record
1050 Crown Pointe Parkway, Suite 200, Atlanta GA 30338
Fax: 770-804-0196 Phone: David Coherd at 770-804-3105 Robert Rosenstein at 770-804-3104

Confidential	Page 5	11/3/20065/19/2008

AMAR may add additional Investors or Lenders that have not been already contacted by the Agent to this list by written notification to Agent.

Very truly yours,

MidSouth Capital, Inc.

By:	/s/ Timothy Moody
Timothy C. Moody Executive Vice President

ACCEPTED AND AGREED TO:	ACCEPTED AND AGREED TO:
as of the date hereof	as of the date hereof

Amarillo Biosciences Inc.	Growth Capital Partners, LLC

By: /s/ Joseph M. Cummins	By: /s/ H. David Coherd
Dr. Joseph Cummins	H. David Coherd or Robert L. Rosenstein
Chief Executive Officer	Managing Director

Dated: 3 Nov 06	Dated: 3 Nov 06

1050 Crown Pointe Parkway, Suite 200, Atlanta GA 30338
Fax: 770-804-0196 Phone: David Coherd at 770-804-3105 Robert Rosenstein at 770-804-3104